UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2006

Pemco Aviation Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13829	84-0985295
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1943 North 50th Street

Birmingham, Alabama 35212

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (205) 592-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2006, Pemco Engineers, Inc. (“Pemco Engineers”), a wholly-owned subsidiary of Pemco Aviation Group, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Global Aerospace Technology Corporation (“Global Aerospace”), a newly-formed entity controlled by prior members of Pemco Engineers’ management. Pursuant to the terms of the Purchase Agreement, Global Aerospace purchased substantially all of the assets and assumed substantially all of the liabilities of Pemco Engineers in exchange for $1,500,000 in cash and $500,000 in future product deliveries. Pemco Engineers represented approximately 3% of the total revenue of the Company for the fiscal year ended December 31, 2005.

On October 12, 2006, the Company entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wachovia Bank, National Association (“Wachovia”) and Compass Bank (“Compass” and collectively with Wachovia, the “Lenders”). The Credit Agreement extends the maturity date of the Company’s borrowings from the Lenders under its prior credit agreement from October 15, 2006 until August 31, 2007, modifies the borrowing base of the revolving loan, establishes a new interest rate structure and imposes certain new restrictive covenants. In addition, the Credit Facility provides for an increase in revolving loan commitments from $28.0 million to $31.0 million in the event the Company is awarded a contract it is pursuing to perform program depot maintenance work on the United States Air Force’s KC-135 Stratotankers.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Credit Agreement are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Creation Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit

10.1	Amended and Restated Credit Agreement, dated October 12, 2006, by and among the Company, certain of its subsidiaries, Wachovia Bank, National Association, as Agent, and the lenders identified therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2006	PEMCO AVIATION GROUP, INC.

	By:	/s/ Ronald A. Aramini
	Name:	Ronald A. Aramini
	Title:	President and Chief Executive Officer